EXHIBIT 4.21

AMENDING AGREEMENT

THIS AMENDING AGREEMENT made effective as of the 1st day of January, 2023.
BETWEEN:
Oncolytics Biotech Inc.
("Oncolytics")
- and -
Allison Hagerman,
(the "Employee")
WHEREAS Oncolytics and the Employee entered into a Letter of Employment dated August 3, 2010;
AND WHEREAS Oncolytics and the Employee entered into an Employment Agreement dated August 1, 2013, which has been amended by amending agreements including that dated January 1, 2022 (collectively the “Employment Agreement”);
AND WHEREAS Oncolytics and the Employee wish to further amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
1Interpretation
This Amending Agreement is supplemental to and shall form one agreement with the Employment Agreement, and the Employment Agreement and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument. In this Amending Agreement, including the recitals hereto, unless there is something within the subject matter or context inconsistent therewith, expressions herein, unless otherwise defined herein, have the same meanings as the corresponding expressions defined in the Employment Agreement.
2Amendments to the Employment Agreement
(a)The Employment Agreement Section 3 – Remuneration is amended by replacing subsection (1) with the following:
(1)    Commencing January 1, 2023, Oncolytics shall pay to the Employee a salary of FOUR HUNDRED TEN THOUSAND THREE HUNDRED AND THIRTEEN ($410,313.00) CANADIAN DOLLARS per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of SEVENTEEN THOUSAND NINETY-SIX DOLLARS and THIRTY-EIGHT CENTS ($17,096.38) on the 15th and last day of each month.
(b)The Employment Agreement Section 9 – Term and Termination is amended by replacing subsections (4) and (5) with the following:
(4)Subject to Section 9(5), if this Agreement is terminated by Oncolytics at any time other than pursuant to Section 9(3), or if this Agreement is terminated by the Employee for Good Reason, the Employee shall be entitled to severance payment equal to 12 months salary. Such severance compensation shall be paid

EXHIBIT 4.21

to the Employee so as to maximize any reduction in income tax payable thereon as permitted by the Income Tax Act (Canada). The severance payment as provided pursuant to this Section 9(4) shall include an amount equal to the value of all benefits to which the Employee would otherwise have been entitled during the notice period.
(5)Notwithstanding Section 9(4), if there is a change of control of Oncolytics, as defined herein, and if this Agreement is terminated by Oncolytics at any time within one (1) year following the change of control other than pursuant to Section 9(3), the Employee shall be entitled to severance payment equal to 12 months salary. Such severance compensation shall be paid to the Employee so as to maximize any reduction in income tax payable thereon as permitted by the Income Tax Act (Canada). For the purposes of this Section 9(5), “change of control” means any amalgamation, merger or other corporate reorganization which results in any change in the present effective voting control of Oncolytics, or will result in a change of the person or persons who own or control sufficient voting shares in Oncolytics to elect a majority of the directors of Oncolytics, or will result in a person acquiring sufficient voting shares in Oncolytics to elect a majority of the directors of Oncolytics.
3Confirmation
The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Employment Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.
4Miscellaneous
(a)This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta. The parties hereby submit to the jurisdiction of the Courts of Alberta.
(b)The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.
(c)This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one document. Delivery of an executed counterpart signature hereof by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

EXHIBIT 4.21

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date and year first above written.

ONCOLYTICS BIOTECH INC.

Per:	/s/Wayne Pisano
Wayne Pisano Chair, Board of Directors
Per:	/s/Deborah Brown
Deborah Brown Chair, Compensation Committee Director

/s/Allison Hagerman
______________________________
ALLISON HAGERMAN